                                                                           EXHIBIT 99.1

ADAMS RESOURCES ANNOUNCES SECOND QUARTER EARNINGS

Houston (August 11, 2005) -- Adams Resources & Energy, Inc., (AMEX-AE), announced second quarter 2005 unaudited net earnings of $1,886,000 or $.44 per common share. Revenues for the quarter totaled $542,398,000. Current earnings compared to unaudited second quarter 2004 net earnings of $1,118,000 or $.27 per common share. For the six-month period ended June 30, 2005, net earnings were $4,737,000 compared to $2,056,000 for the six months of 2004.

Chairman K. S. “Bud” Adams, Jr. attributed the earnings improvement to increased prices for crude oil and natural gas, combined with improved margins in the Company’s marketing operation. For sales of Company produced oil and gas, average crude oil prices increased by 34% to $50.23 per barrel while average natural gas prices rose 21% to $6.99 per mcf. Within the marketing operation, last year’s second quarter experienced adverse margin conditions for both crude oil and refined products. Such conditions corrected in 2005 producing improved results. Mr. Adams added that partially offsetting higher earnings was a $532,000 increase in administrative expense incurred during the current quarter. Such costs resulted from engaging outside consultants to assist in the accounting procedure documentation requirements of the Sarbanes-Oxley Act. For Adams Resources, full Sarbanes compliance is required as of December 31, 2006.

A summary of operating results is as follows:
	Second Quarter
	2005	2004

Operating Earnings
Marketing	$2,220,000	$1,193,000
Transportation	1,825,000	1,692,000
Oil and gas	1,193,000	661,000
General & administrative expenses	(2,383,000)	(1,851,000)
Interest, net	6,000	(10,000)
Income tax provision	(975,000)	(567,000)

Net earnings	$1,886,000	$1,118,000

……………………………………………….

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated. Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between crude oil and natural gas contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, and (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility and (q) successful completion of drilling activity. These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenues	$1,070,206	$956,931	$542,398	$495,616

Costs, expenses and other	(1,062,961)	(953,427)	(539,537)	(493,931)
Income tax provision	(2,508)	(1,195)	(975)	(567)

Earnings from continuing operations	4,737	2,309	1,886	1,118

Loss for discontinued operation, net of tax	-	(253)	-	-

Net earnings	$4,737	$2,056	$1,886	$1,118

Earnings (loss) per share
From continuing operations	$1.12	$.55	$.44	$.27
From discontinued operation	-	(.06)	-	-
Basic and diluted net earnings per
common share	$1.12	$.49	$.44	$.27

Dividends per common share	$-	$-	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30,	December 31,
	2005	2004
ASSETS

Cash	$20,026	$19,942
Other current assets	187,702	189,397
Total current assets	207,728	209,339

Net property & equipment	31,473	29,076
Other assets	1,285	439
	$240,486	$238,854
LIABIITIES AND EQUITY

Total current liabilities	$170,045	$173,550
Long-term debt	11,475	11,475
Deferred taxes and other	4,654	4,254
Shareholders’ equity	54,312	49,575
	$240,486	$238,854